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                                                                      EXHIBIT 21

                  FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

                         Subsidiaries of the Registrant

   Proximity Technology Inc., a Delaware corporation, 100 percent.

     Proximity Technology International, Inc., a Delaware corporation, 100 percent.

   Franklin Electronic Publishers (HK) Ltd., a Hong Kong corporation, 100 percent.

   Franklin Electronic Publishers Euro-Holdings B.V., a Netherlands corporation, 100 percent.

     Franklin Electronic Publishers (Europe) Ltd., an English corporation, 100 percent.

     Franklin Electronic Publishers (France) S.A.R.L., a French corporation, 100 percent.

     Franklin Electronic Publishers (Deutschland) GmBH, a German corporation, 100 percent.

     Franklin Electronic Publishers Benelux N.V., a Belgium corporation organized, 100 percent.

       Franklin Electronic Publishers Southern Europe , a Belgium corporation,. 100 percent.

   Franklin Electronic Publishers, Ltd., a Canadian corporation, 100 percent.

   Franklin Electronic Publishers Australia (Aust) Pty Ltd., an Australian corporation, 100 percent.

   Franklin Electronic Publishers de Mexico, S.A. de C.V., a Mexican corporation, 100 percent.*

   Voice Powered Technology International, Inc., a California corporation, 82.2 percent.
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  *  In compliance with local mandate requiring multiple shareholders, a minor equity position is held in trust for the company by an officer of the company.